Exhibit 99.1                                     For Further Information Contact
                                                  Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE




                  ROLLINS ANNOUNCES THREE-FOR-TWO STOCK SPLIT,
                           CASH DIVIDEND INCREASED 25%


     ATLANTA, GEORGIA, January 25, 2005: Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced today that the Board of Directors has approved a three-for-two stock split of the Company's common shares.

     The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional shares will be distributed on March 10, 2005, to holders of record at the close of business on February 10, 2005. Fractional share amounts resulting from the split will be paid to shareholders in cash.

     In addition, the Company declared a regular quarterly dividend of $.075 per share payable March 10, 2005 to stockholders of record at the close of business February 10, 2005. The cash dividend will be paid on the pre-split shares and represents a 25% increase over the prior quarterly dividend.

     Rollins, Inc. is one of the nation's largest consumer services companies. Through its wholly owned subsidiaries, Orkin, Inc. and Western Pest Services, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com and www.rollins.com.




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